                                                                    EXHIBIT 10.2
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                           MASTER REPURCHASE AGREEMENT



            CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer
               ("Buyer", which term shall include any "Principal"
                 -----                                 ---------
 as defined and provided for in Annex I) or as agent pursuant hereto ("Agent"),
                                                                       -----



            FAMILY LENDING SERVICES, INC., as seller ("Seller"), and
                                                       ------




                              Dated October 5, 2001






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

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
1.   Applicability .........................................................       1

2.   Definitions ...........................................................       1

3.   Program; Initiation of Transactions ...................................      17

4.   Repurchase ............................................................      18

5.   Price Differential ....................................................      19

6.   Margin Maintenance ....................................................      20

7.   Income Payments .......................................................      20

8.   Security Interest .....................................................      21

9.   Payment and Transfer ..................................................      22

10.  Conditions Precedent ..................................................      22

11.  Program ...............................................................      24

12.  Servicing .............................................................      25

13.  Representations; Warranties and Covenants .............................      26

14.  Events of Default .....................................................      35

15.  Remedies Upon Default .................................................      37

16.  Reports ...............................................................      39

17.  Repurchase Transactions ...............................................      41

18.  Single Agreement ......................................................      42

19.  Notices and Other Communications ......................................      42

20.  Entire Agreement; Severability ........................................      43

21.  Non assignability .....................................................      43

22.  Set-off ...............................................................      44

23.  Binding Effect; Governing Law; Jurisdiction ...........................       44

24.  No Waivers, Etc. ......................................................       44

25.  Intent ................................................................       45

26.  Disclosure Relating to Certain Federal Protections ....................       45

27.  Power of Attorney .....................................................       46

28.  Buyer May Act Through Affiliates ......................................       46

29.  Indemnification; Obligations ..........................................       46

30.  Counterparts ..........................................................       47

31.  Confidentiality .......................................................       47

32.  Recording of Communications ...........................................       47

33.  Facility Fee ..........................................................       47

34.  Non-Utilization Fee ...................................................       48

35.  Periodic Due Diligence Review .........................................       48

SCHEDULES

Schedule 1 - Representations and Warranties with Respect to Purchased Mortgage
             Loans

ANNEXES

Annex I - Buyer Acting as Agent

Annex II - Facility Fee Schedule

Annex III - Non-Utilization Fee Formula

EXHIBITS

Exhibit A - Form of Transaction Request

Exhibit B - Form of Purchase Confirmation

Exhibit C - Form of Mortgage Loan Schedule and Exception Report

Exhibit D - Form of Officer's Compliance Certificate

Exhibit E - Form of Opinion of Seller's counsel

Exhibit F - Underwriting Guidelines of Seller

Exhibit G - Authorized Signatories of Seller

Exhibit H - Corporate Resolutions of Seller

Exhibit I - Seller's Tax Identification Number

Exhibit J - Existing Indebtedness

Exhibit K - Wet-Ink Procedures

Exhibit L - Escrow Instruction Letter

Exhibit M - Custodial and Bank Fee Schedule

Exhibit N - Form of Servicer Notice

Exhibit O - Initial Exception Mortgage Loans

          1.   Applicability

          From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a "Transaction" and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

          2.   Definitions

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          "Acceptable State" means any state acceptable pursuant to Seller's Underwriting Guidelines.

          "Accepted Servicing Practices" means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          "Act of Insolvency" means, with respect to the Seller or any of the Seller's Material Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief;
(ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for Seller or such Material Affiliate or any substantial part of the property of Seller or such Material Affiliate; (iii) the appointment of a receiver, conservator, or manager for Seller or such Material Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by Seller or such Material Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by Seller or such Material Affiliate of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of Seller or such Material Affiliate, or shall have taken any action to displace the management of Seller or such Material Affiliate or to curtail its authority in the conduct of the business of Seller or such Material Affiliate.

          "Adjusted Tangible Net Worth" means, Net Worth plus 1% of the outstanding servicing portfolio balance of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause greater than 25% of

Adjusted Tangible Net Worth to be comprised of Subordinated Debt), minus intangible assets such as capitalized servicing rights, goodwill and trademarks, minus notes receivable from shareholders or affiliates.

          "Affiliate" means, with respect to any Person, any "affiliate" of such Person, as such term is defined in the Bankruptcy Code.

          "Aged Loan" means a Mortgage Loan which has been held by the Custodian for the benefit of Buyer (in its capacity as Buyer hereunder or as a secured lender) for a period of greater than 90 days but less than 120 days.

          "Agency" means Freddie Mac or Fannie Mae, as applicable.

          "Agency Security" means a mortgage-backed security issued by an Agency.

          "Agent" means Credit Suisse First Boston Mortgage Capital LLC or any affiliate or successor thereto.

          "Agreement" means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

          "Alt A Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria established by Buyer for Alt-A Mortgage Loans, as determined by Buyer in its sole discretion.

          "Appraised Value" means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

          "Asset Tape" means a remittance report on a monthly basis or as otherwise requested by Buyer pursuant to Section 17d hereof containing servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

          "Assignment of Mortgage" means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

          "Bailee Letter" has the meaning assigned to such term in the Custodial Agreement.

          "Bankruptcy Code" means the United States Bankruptcy Code of 1978, as amended from time to time.

          "Bid" has the meaning set forth in Section 4(c) hereof.

          "Bid Fee" has the meaning set forth in Section 4(c) hereof.

          "Business Day" means any day other than (A) a Saturday or Sunday and
(B) a public or bank holiday in New York City.

          "Buyer" means Credit Suisse First Boston Mortgage Capital LLC, and any successor hereunder.

          "Buyer's Margin Amount" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) Buyer's Margin Percentage and (B) the Purchase Price for such Transaction.

          "Buyer's Margin Percentage" means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the (A) Market Value of the Purchased Mortgage Loans on the Purchase Date for such Transaction by (B) the Purchase Price on the Purchase Date for such Transaction; provided, that, with respect to any Mortgage Loan which was not an Exception Mortgage Loan on the related Purchase Date and which, as of the date of determination, is an Exception Mortgage Loan, Buyer's Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing
(A) the Market Value of such Mortgage Loan on the related Purchase Date by (B) the amount the Purchase Price would have been on the Purchase Date if such Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

          "Calmco" means Vesta Servicing L.P., or any successor in interest thereto.

          "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

          "Change in Control" means:

          (A) any transaction or event as a result of which Standard Pacific Corp. ceases to own, beneficially or of record, 100% of the stock of Seller;

          (B) the sale, transfer, or other disposition of all or substantially all of Seller's assets (excluding any such action taken in connection with (x) any securitization transaction or (y) any Transaction or series of Transactions hereunder).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collection Account" means one or more accounts established by the Servicer into which all collections and proceeds on or in respect of the Mortgage Loans shall be deposited by Servicer.

          "Committed Mortgage Loan" means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

          "Conforming Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans, as determined by Buyer in its sole discretion.

          "Custodial Agreement" means the custodial agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended from time to time.

          "Custodian" means LaSalle Bank, National Association or such other party specified by Buyer and agreed to by Seller, which approval shall not be unreasonably withheld.

          "Default" means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "Dollars" and "$" means dollars in lawful currency of the United States of America.

          "Due Date" means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          "Effective Date" means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

          "Electronic Tracking Agreement" means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP, Inc., to the extent applicable.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

          "Escrow Instruction Letter" means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit L hereto, as the same may be modified, supplemented and in effect from time to time.

          "Escrow Payments" means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          "Event of Default" has the meaning specified in Section 15 hereof.

          "Event of Termination" means with respect to Seller (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or
(ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or
Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under
Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any plan, or
(v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

          "Exception Mortgage Loan" means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion, including the Mortgage Loans listed on Exhibit O hereto (the "Initial Exception Mortgage Loans"). The Pricing Rate, Market Value, Purchase Price and Buyer's Margin Percentage with respect to Exception Mortgage Loans, including without limitation, the Initial Exception Mortgage Loans, shall be set in the sole discretion of Buyer. Buyer may at any time, and in its sole discretion, no longer consider a Mortgage Loan which is, or would be, otherwise ineligible for purchase to be an Exception Mortgage Loan, including, without limitation, any Initial Exception Mortgage Loan, for any reason including without limitation as a result of the original characteristic or defect which made it ineligible for purchase or any other characteristic or defect which could make it ineligible for purchase, in which case such Mortgage Loan shall have a Market Value of zero.

          "Existing Indebtedness" has the meaning specified in Section 13(a)(24) hereof.

          "Fannie Mae" means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

          "FHA" means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

          "FHA Approved Mortgagee" means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.

          "FHA Loan" means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

          "FHA Mortgage Insurance" means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

          "FHA Mortgage Insurance Contract" means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

          "FHA Regulations" means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

          "Foreclosed Loan" means a Mortgage Loan, the property securing which has been foreclosed upon by Seller.

          "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller or Buyer, as applicable.

          "Gross Margin" means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount added to the Index for the purpose of calculating the applicable Mortgage Interest Rate, as set forth in the related Mortgage Note.

          "Guarantee" means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

          "High Cost Mortgage Loans" means any Mortgage Loans classified as (a) "high cost" loans under the Home Ownership and Equity Protection Act of 1994, as amended or (b) "high cost," "threshold," or "predatory" loans under any other applicable state, federal or local law.

          "Income" means with respect to any Purchased Mortgage Loan at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

          "Increased Maximum Aggregate Purchase Price Period" shall mean the period from and including November 1, 2001 up to but not including February 1, 2002.

          "Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

          "Index" means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

          "Interest Rate Adjustment Date" means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

          "Interest Rate Protection Agreement" means, with respect to any or all of the Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole good faith discretion, which agreement is acceptable to Buyer in its sole good faith discretion.

          "Jumbo Mortgage Loan" means an A quality Mortgage Loan which is not eligible for sale to an Agency.

          "LIBOR" means for each day, the rate of interest (calculated on a per annum basis) equal to the overnight British Bankers Association Rate as reported on the display designated as "BBAM" "Page DG8 4a" on Bloomberg (or such other display as may replace "BBAM" "Page DG8 4a" on Bloomberg) on such date of determination, and if such rate shall not be so quoted, the rate per annum at which Buyer is offered Dollar deposits at or about 11:00 a.m., (New York City time), on such day, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its loans are then being conducted for delivery on such day for an overnight period, and in an amount comparable to the amount of the Purchase Price of Transactions to be outstanding on such day.

          "Lien" means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

          "Margin Call" has the meaning specified in Section 6(a) hereof.

          "Margin Deadline" has the meaning specified in Section 6(b) hereof.

          "Margin Deficit" has the meaning specified in Section 6(a) hereof.

          "Market Value" means, with respect to any Purchased Mortgage Loan as of any date of determination, the whole-loan servicing released fair market value of such Purchased Mortgage Loan on such date as determined by Buyer (or an Affiliate thereof) in its sole good faith discretion. Without limiting the generality of the foregoing, Seller acknowledges that (a) in the event that a Purchased Mortgage Loan is not subject to a Take-out Commitment or otherwise hedged in a manner acceptable to Buyer, Buyer may deem the Market Value for such Mortgage Loan to be no greater than par and (b) the Market Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:

               (i) a breach of a representation, warranty or covenant made by Seller in this Agreement with respect to such Purchased Mortgage Loan has occurred and is continuing;

               (ii) such Purchased Mortgage Loan is not a Non-Performing Mortgage Loan;

               (iii) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement (other than to a Take-out Investor pursuant to a Bailee Letter) for a period in excess of ten (10) calendar days;

               (iv) such Purchased Mortgage Loan has been released from the possession of the Custodian under the Custodial Agreement to a Take-out Investor pursuant to a Bailee Letter for a period in excess of 45 calendar days;

               (v) such Purchased Mortgage Loan has been held by the Custodian for the benefit of Buyer (in its capacity as Buyer hereunder or as a secured lender) for a period of greater than (a) 90 days for all Mortgage Loans other than Aged Loans or (b) 120 days with respect to each Aged Loan;

               (vi) such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Wet-Ink Documents has not been delivered to the Custodian on or prior to the seventh Business Day after the related Purchase Date;

               (vii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Aged Loans that are Purchased Mortgage Loans exceeds $5 million;

               (viii) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Alt A Mortgage Loans that are Purchased Mortgage Loans exceeds $15 million;

               (ix) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Wet-Ink Mortgage Loans that are Purchased Mortgage Loans exceeds 30% of the then applicable Maximum Aggregate Purchase Price;

               (x) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Sub-Prime Mortgage Loans that are Purchased Mortgage Loans exceeds $2.5 million.

               (xi) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans that are Purchased Mortgage Loans exceeds $4 million.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller or any Material Affiliate taken as a whole; (b) a material impairment of the ability of Seller or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller or any Affiliate that is a party to any Program Agreement.

          "Material Affiliates" means any of Seller's Subsidiaries, or Standard Pacific Corp.

          "Maximum Aggregate Purchase Price" means SIXTY MILLION DOLLARS ($60,000,000); provided, however, that during the Increased Maximum Aggregate Purchase

Price Period, the Maximum Aggregate Purchase Price means NINETY MILLION DOLLARS ($90,000,000).

          "MERS" means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

          "MERS System" means the system of recording transfers of mortgages electronically maintained by MERS.

          "Monthly Payment" means the scheduled monthly payment of principal and interest on a Mortgage Loan.

          "Moody's" means Moody's Investors Service, Inc. or any successors thereto.

          "Mortgage" means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto.

          "Mortgage File" means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in Exhibit F to the Custodial Agreement.

          "Mortgage Interest Rate" means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

          "Mortgage Interest Rate Cap" means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

          "Mortgage Loan" means any Sub-Prime Mortgage Loan, Exception Mortgage Loan, Jumbo Mortgage Loan, Alt A Mortgage Loan, Second Lien Mortgage Loan or Conforming Mortgage Loan which is a fixed or floating-rate, first or second lien, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any "high-LTV" loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio, in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100%) or any High Cost Mortgage Loans and; provided, further, that the origination date with respect to such Mortgage Loan is no earlier than thirty (30) days prior to the related Purchase Date.

          "Mortgage Loan Schedule" means with respect to any Transaction as of any date, a mortgage loan schedule in the form of either (a) Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by Seller and delivered to Buyer and Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

          "Mortgage Loan Schedule and Exception Report" has the meaning assigned to such term in the Custodial Agreement

          "Mortgage Note" means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

          "Mortgaged Property" means the real property securing repayment of the debt evidenced by a Mortgage Note.

          "Mortgagor" means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

          "Multiemployer Plan" means a multiemployer plan defined as such in
Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

          "Net Income" means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

          "Net Worth" means, with respect to any Person, an amount equal to, on a consolidated basis, such Person's stockholder equity (determined in accordance with GAAP).

          "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Non-Performing Mortgage Loan" means (i) any Mortgage Loan for which any payment of principal or interest is more than twenty-nine (29) days past due, (ii) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (iii) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure.

          "Notice Date" has the meaning given to it in Section 3(b) hereof.

          "Obligations" means (a) all of Seller's indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller's indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys' fees and disbursements and court costs; and (d) all of Seller's indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

          "PBCG" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, join stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Post Default Rate" means an annual rate of interest equal to the Pricing Rate plus 3%.

          "Price Differential" means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

          "Price Differential Payment Date" means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

          "Pricing Rate" means LIBOR plus:

               (a) 0.95% with respect to Transactions the subject of which are Conforming Mortgage Loans (other than Wet-Ink Mortgage Loans, Aged Loans or Second Lien Mortgage Loans);

               (b) 0.95% with respect to Transactions the subject of which are Jumbo Mortgage Loans (other than Wet-Ink Mortgage Loans, Aged Loans or Second Lien Mortgage Loans);

               (c) 1.125% with respect to Transactions the subject of which are Sub-Prime Mortgage Loans (other than Wet-Ink Mortgage Loans, Aged Loans or Second Lien Mortgage Loans);

               (d) 1.125% with respect to Transactions the subject of which are Alt A Mortgage Loans (other than Wet-Ink Mortgage Loans, Aged Loans or Second Lien Mortgage Loans);

               (e) 1.25% with respect to Transactions the subject of which are Wet-Ink Mortgage Loans;

               (f) 1.25% with respect to Transactions the subject of which are or Second Lien Mortgage Loans (other than Aged Loans);

               (g) 1.50% with respect to Transactions the subject of which are Aged Loans; and

               (h) the rate determined in the sole discretion of Buyer with respect to Transactions the subject of which are Exception Mortgage Loans.

          The Pricing Rate shall change in accordance with LIBOR, as provided in
Section 5(a).

          "Principal" has the meaning given to it in Annex I.

          "Program Agreements" means, collectively, the Servicing Agreement, the Servicer Notice, the Custodial Agreement, this Agreement, the Electronic Tracking Agreement, if entered into, and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

          "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Purchase Confirmation" means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

          "Purchase Date" means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

          "Purchase Price" means (i) on the Purchase Date, (A) with respect to each Purchased Mortgage Loan other than a Sub-Prime Mortgage Loan, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall not exceed the lesser of (w) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule and Exception Report and (x) (1) the Market Value of such Purchased Mortgage Loan multiplied by (2) the applicable Purchase Price Percentage, and (B) with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans, the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall not exceed the applicable Purchase Price Percentage multiplied by the lesser of (y) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule and Exception Report and (z) the Market Value of such Purchased Mortgage Loan, and (ii) thereafter, except where Buyer and Seller agree otherwise, the applicable amount determined under the immediately preceding clause (i) decreased by the amount of any cash transferred by Seller to Buyer pursuant to Section 4(c) hereof or applied to reduce Seller's obligations under clause (ii) of Section 4(b) hereof.

          "Purchase Price Percentage" means, with respect to each Mortgage Loan, the following percentage, as applicable:

          (a) 98% with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans (other than Second Lien Mortgage Loans);

          (b) 98% with respect to Purchased Mortgage Loans that are Conforming Mortgage Loans (other than Second Lien Mortgage Loans);

          (c) 97% with respect to Purchased Mortgage Loans that are Alt A Mortgage Loans (other than Second Lien Mortgage Loans);

          (d) 95% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans;

          (e) 95% with respect to Transactions the subject of which are Second Lien Mortgage Loans; and

          (f) with respect to Transactions the subject of which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion;

          "Purchased Mortgage Loans" means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

          "Qualified Insurer" means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

          "Qualified Originator" means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

          "Records" means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the mortgage notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

          "REO Property" means real property acquired by Seller or the Servicer for the benefit of Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

          "Reporting Date" means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

          "Repurchase Assets" has the meaning assigned thereto in Section 8 hereof.

          "Repurchase Date" means the earlier of (i) the Termination Date, (ii) the date set forth in the applicable Purchase Confirmation, (iii) the date determined by application of Section 16 hereof or (iv) the date identified to Buyer by Seller as the date that the related Mortgage Loan is to be sold pursuant to a Take-out Commitment.

          "Repurchase Price" means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

          "Request for Certification" means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

          "Requirement of Law" means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" means shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

          "S&P" means Standard & Poor's Ratings Services, or any successor thereto.

          "SEC" means the Securities and Exchange Commission, or any successor thereto.

          "Second Lien Mortgage Loan" means a second lien Mortgage Loan where the second lien on the related Mortgaged Property is contemplated and incurred simultaneously with the first lien on the related Mortgaged Property.

          "Seller" means Family Lending Services, Inc. or its permitted successors and assigns.

          "Servicer" means Calmco Servicing, LP, or any other servicer approved by Buyer in its sole discretion, which may be Seller.

          "Servicer Notice" means the notice acknowledged by the Servicer substantially in the form of Exhibit N hereto.

          "Servicing Agreement" means a servicing agreement among Seller, Buyer and a Servicer as the same may be amended from time to time.

          "Settlement Agent" means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

          "SIPA" means the Securities Investor Protection Act of 1970, as amended from time to time.

          "Subordinated Debt" means, Indebtedness of Seller which is (i) unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of Seller to Buyer hereunder on terms and conditions approved in writing by Buyer and all other terms and conditions of which are satisfactory in form and substance to Buyer.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "Sub-Prime Mortgage Loan" means a first lien Mortgage Loan which originated in accordance with the criteria established by Buyer for sub-prime mortgage loans, as determined by Buyer in its sole discretion, and in which the FICO score is no less than 530. Any Sub-Prime Mortgage Loans not subject to a Take-out Commitment by Buyer or an Affiliate of Buyer must be pre-approved for purchase by the Take-out Investor as evidenced by an approval through an automated underwriting system or such other written approval acceptable to Buyer.

          "Take-out Commitment" means a commitment of Seller to either (a) sell one or more Mortgage Loans to a Take-out Investor or (b) (i) swap one or more Mortgage Loans with a Take-out Investor that is an Agency for an Agency Security, and (ii) sell the related Agency Security to a Take-out Investor, and in each case, the corresponding Take-out Investor's commitment back to Seller to effectuate any of the foregoing, as applicable. With respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber.

          "Take-out Investor" means (i) an Agency or (ii) other institution which has made a Take-out Commitment and has been approved by Buyer.

          "Termination Date" means the earlier of (a) October [4], 2002 and (b) the date of the occurrence of an Event of Default.

          "Test Period" means any period of three (3) consecutive calendar months.

          "Transaction" has the meaning set forth in Section 1 hereof.

          "Transaction Request" means a request from Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

          "Trust Receipt and Certification" means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

          "Underwriting Guidelines" means the standards, procedures and guidelines of Seller for underwriting and acquiring Mortgage Loans, which are set forth in written policies and procedures of Seller, and the guidelines of the Agencies and any Takeout Investor or Investors for underwriting and acquiring Mortgage Loans, which guidelines are acceptable to Buyer in its sole discretion, which guidelines are listed or attached hereto in Exhibit F.

          "Uniform Commercial Code" means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

          "VA" means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

          "VA Approved Lender" means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

          "VA Loan" means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement, or a Mortgage Loan which is a vender loan sold by the VA.

          "VA Loan Guaranty Agreement" means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen's Readjustment Act, as amended.

          "Violation Deadline" has the meaning assigned thereto in Section 4(c) hereof.

          "Wet-Ink Documents" means, with respect to any Wet-Ink Mortgage Loan, the documents set forth in Exhibit K hereto.

          "Wet-Ink Mortgage Loan" means a Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof.

          3. Program; Initiation of Transactions

          a. From time to time Buyer will purchase from Seller certain Mortgage Loans that have been either originated by Seller or purchased by Seller from other originators. All Purchased Mortgage Loans shall exceed or meet the Underwriting Guidelines, and shall be serviced by Servicer. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

          b. With respect to each Transaction involving Mortgage Loans which are not Wet-Ink Mortgage Loans, Seller shall give Buyer and Custodian at least 1 Business Day's prior notice of any proposed Purchase Date (the date on which such notice is given, the "Notice Date"); provided, that if Seller is delivering 25 or fewer Mortgage Loans, which are not Wet-Ink

Mortgage Loans, on a Purchase Date, the notice shall be delivered on or before 10:30 a.m. (New York City time) on the Purchase Date. With respect to Wet-Ink Mortgage Loans, Seller shall deliver notice of any proposed purchase on or before 3:30 p.m. (New York City time) on the Purchase Date. On the Notice Date, Seller shall (i) request that Buyer enter into a Transaction by furnishing to Buyer a Transaction Request, (ii) deliver to Buyer and Custodian a Mortgage Loan Schedule and (iii) deliver to Custodian a Request for Certification and each Mortgage File or Wet-Ink Documents for each Wet-Ink Mortgage Loan in accordance with Section 10(b)(3) and otherwise comply with the procedures set forth in Exhibit K hereto.

          c. With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Seller on or prior to the Purchase Date.

          d. With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Confirmation relates, and Seller's acceptance of the related proceeds shall constitute Seller's agreement to the terms of such Purchase Confirmation. It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

          e. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller's interest in the Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller. Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of Seller to each Mortgage shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

          f. With respect to each Wet-Ink Mortgage Loan, by no later than 12:00 noon, (New York City time) on the seventh Business Day following the applicable Purchase Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File.

          4.    Repurchase

          a. Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase

Price for such Purchased Mortgage Loan on each Price Differential Payment Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at Seller's expense on the related Repurchase Date.

          b. Provided that Buyer has received the related Repurchase Price upon repurchase of all of the Purchased Mortgage Loans, Buyer agrees to release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to (i) provide Buyer with a copy of a report from the related Servicer indicating that such Purchased Mortgage Loan has been paid in full, (ii) remit to Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Mortgage Loans and (iii) provide Buyer a notice specifying each Purchased Mortgage Loan that has been prepaid in full. Buyer agrees to release its ownership interest in Purchased Mortgage Loans which have been prepaid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

          c. In the event that at any time any Purchased Mortgage Loan violates the applicable sublimit set forth in the definition of Market Value, Buyer may, in its sole discretion, redesignate such Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Mortgage Loan as an Exception Mortgage Loan, and if Seller fails to notify Buyer within five (5) Business Days following notice or knowledge of such violation that Seller does not want to receive a bid for such Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate Seller's right and obligation to repurchase such Mortgage Loan by paying Seller a price to be set by Buyer in its sole discretion (a "Bid"). Seller, within five (5) Business Days of receipt of Buyer's bid (the "Violation Deadline") may, in its sole discretion, either (i) accept Buyer's bid, terminating Seller's right to repurchase such Mortgage Loan under this Agreement or (ii) immediately repurchase the Mortgage Loan at the Repurchase Price in accordance with this Section 4. Seller shall pay Buyer a bid fee equal to $250 (the "Bid Fee") with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted and such Bid Fee shall be due and payable to Buyer on or before the Violation Deadline. Any amount paid by Buyer or its Affiliate to terminate Seller's right to repurchase a Purchased Mortgage Loan if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

          5.    Price Differential.

          a. On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7, 34 and 35 hereof), by wire transfer in immediately available funds.

          b. If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate from and after the date of such failure until the Price Differential is received in full by Buyer.

          6.   Margin Maintenance

          a. If at any time the Market Value of any Purchased Mortgage Loan subject to a Transaction is less than Buyer's Margin Amount for such Transaction (a "Margin Deficit"), then Buyer may by notice to any Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a "Margin Call").

          b. Notice delivered pursuant to Section 6(a) may be given by any written means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the "Margin Deadlines"). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer's rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

          7.   Income Payments

          a. If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Buyer. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, Buyer agrees that if a third-party Servicer is in place for any Purchased Mortgage Loans, such Servicer shall deposit such Income to the Collection Account. Seller shall deposit all Income received in its capacity as Servicer of any Purchased Mortgage Loans to the Collection Account in accordance with Section 12(c) hereof.

          b. Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Seller shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement. Upon termination of any Transaction, to the extent that there is any excess Income after repayment of all amounts to be transferred to Buyer by Seller, Buyer, in its sole option, may apply the excess income to reduce the Repurchase Price due upon termination of any other outstanding Transactions or return such excess income to the Seller.

          c. In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, Seller shall remit to Buyer all Income received with respect to each Purchased Mortgage Loan on the related Price Differential Payment Date or on such other date or dates as Buyer notifies Seller in writing. In such event, Buyer shall apply such Income to reduce the Obligations or shall return such Income to Seller on each Price Differential Payment Date.

          d. Notwithstanding any provision to the contrary in this Section 7, within two (2) Business Days of receipt by Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

          e. Notwithstanding anything to the contrary set forth herein, upon notice by Buyer to Seller, Seller shall remit to Buyer all collections received by Servicer or Seller on the Purchased Mortgage Loans in accordance with Buyer's directions no later than the day on which aggregate collections of principal and interest (excluding principal prepayments) on the Purchased Mortgaged Loans reaches an amount to be indicated by Buyer in its sole discretion.

          8.   Security Interest

          Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and Seller's right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, Property, all insurance policies and insurance proceeds relating to any Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts and VA Loan Guarantee Agreements (if any), Income, the Collection Account, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, accounts, payments, rights to payment (including payments of interest or finance charges) general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, the servicing of the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the "Repurchase Assets"). Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer's security interest created hereby. Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets without the signature of the Seller, as the Buyer, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

          9.   Payment and Transfer

          Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 00-410-413, for the account of CSFB Buyer/Family Lending Seller - Inbound Account, Deutsche Bank, ABA No. 021 001 033 or such other account as Buyer shall specify to Seller in writing. Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the transferee may reasonably request. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by Buyer after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

          10.  Conditions Precedent

          a. Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller and each other party thereto:

          (1) Program Agreements. The Program Agreements (including a Custodial Agreement in a form acceptable to Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

          (2) Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer's interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

          (3) Organizational Documents. A certified copy of Seller's charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

          (4) Good Standing Certificate. A certified copy of a good standing certificate of Seller, dated as of no earlier than the date 10 Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

          (5) Incumbency Certificate. An incumbency certificate of the corporate secretary of each of Seller, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

          (6) Opinion of Counsel. An opinion of Seller's counsel, in form and substance substantially as set forth in Exhibit E attached hereto.

          (7) Subordination Agreement. With respect to any Indebtedness of the Seller owed to an Affiliate of the Seller, a Subordination Agreement in form and substance acceptable to Buyer.

          (8) Fees. Payment of any fees due to Buyer hereunder.

          b. All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

          (1) Due Diligence Review. Without limiting the generality of Section 36 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller and the Servicer.

          (2) Required Documents.

              (a) With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian (i) with respect to any purchase of 25 or fewer Mortgage Loans on a single Purchase Date, on or prior to 3:00 p.m. (New York City time) on the Purchase Date, and (ii) with respect to any purchase of 26 or more Mortgage Loans on a single Purchase Date, at least 24 hours prior to the Purchase Date;

              (b) With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer or Custodian, as the case may be, by 3:30 p.m. (New York City time) on the Purchase Date.

          (3) Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

              (a) A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation.

              (b) The Request for Certification and the related Mortgage Loan Schedule and Exception Report, and the Trust Receipt.

              (c) Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

          (4) No Default. No Default or Event of Default shall have occurred and be continuing;

          (5) Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

          (6) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

          (7) Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS(R) System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

          (8) Material Adverse Change. None of the following shall have occurred and/or be continuing:

              (a) Credit Suisse First Boston, New York Branch's corporate bond rating as calculated by S&P or Moody's has been lowered or downgraded to a rating below investment grade by S&P or Moody's;

              (b) an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a "repo market" or comparable "lending market" for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Assets through the "repo market" or "lending market" with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

              (c) an event or events shall have occurred resulting in the effective absence of a "securities market" for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

          11. Program; Costs

          a. Seller shall reimburse Buyer for any of Buyer's reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney's fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Seller shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any servicer. Seller shall pay the fees and expenses of Buyer's counsel in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial and bank fees and expenses as set forth on Exhibit M hereto, and any other ongoing fees and expenses under any other Program Document.

          b. If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or
(ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental

Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer as sufficient to compensate Buyer for such increased costs.

          c. If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error, provided, however, that the Buyer shall use good faith efforts to (i) calculate such amounts in a manner which is consistent with the manner in which it makes calculations for comparable claims with respect to similarly situated sellers and (ii) not allocate to the Seller a proportionately greater amount of such additional compensation than it allocates to each of its other similarly situated sellers.

          d. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller's behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10(a)(5) hereof. In each such case, the terms of the Purchase Confirmation, request or other communication shall be deemed correct absent manifest error.

          e. Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller's rights and remedies set forth in the Program Agreements.

          f. Any payments made by Seller to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed.

          12.  Servicing

          a. Seller, on Buyer's behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then-existing servicer in accordance with Section 12(e) hereof.

          b. Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

          c. Seller shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the Collection Account no later than the 5th Business Day following receipt; provided, however, that any amounts required to be remitted to Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur.

          d. Upon Buyer's request, Seller shall provide promptly to Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer's interest in such Purchased Mortgage Loans and the Servicer's agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

          e. Upon the occurrence of an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer's right to service the Purchased Mortgage Loans under the Servicing Agreement without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

          f. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller's obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

          13.   Representations and Warranties

          a. Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

          (1) Seller Existence. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          (2) Licenses. Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect (hereinafter defined) and is not, to the best of Seller's knowledge, in default of such state's applicable laws, rules and regulations. Seller has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or, if applicable, Purchase Confirmation. Seller is an FHA Approved Mortgagee and VA Approved Lender.

          (3) Power. Seller has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

          (4) Due Authorization. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements have been (or, in the case of Program Agreements and any Transaction Request, Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

          (5) Financial Statements. The Seller has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet for the fiscal year of the Seller ended December 31, 2000 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Arthur Andersen LLP and (b) its consolidated balance sheet for the quarterly fiscal periods of the Seller ended March 31, 2001 and June 30, 2001 and the related consolidated statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2000, there has been no material adverse change in the consolidated business, operations or financial condition of the Seller and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (without notice or the lapse of time) would or could result in any such material adverse change. The Seller has, on the date of the statements delivered pursuant to this Section (the "Statement Date") no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing.

          (6) Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in

     Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

          (7) Solvency. Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans. Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

          (8) No Conflicts. The execution, delivery and performance by Seller of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of Seller or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or repurchase agreement.

          (9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller, any Material Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, or any Material Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

          (10) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Seller of this Agreement, any Transaction Request, Purchase Confirmation and the Program Agreements.

          (11) Litigation. There is no action, proceeding or investigation pending with respect to which Seller has received service of process or, to the best of Seller's knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, any Transaction, Transaction Request, Purchase Confirmation or any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any

     Transaction Request, Purchase Confirmation or any Program Agreement, (C) makes a claim or claims in an aggregate amount greater than $1,000,000, (D) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Request, Purchase Confirmation or any Program Agreement.

          (12) Material Adverse Change. There has been no material adverse change in the business, operations, financial conditions, properties or prospects of Seller or its Material Affiliates since the date set forth in the most recent financial statements supplied to Buyer.

          (13) Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian's receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances subject to Seller's right to repurchase such Mortgage Loans hereunder.

          (14) Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of Seller.

          (15) Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller, and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate.

          (16) Investment Company. Neither Seller nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          (17) Chief Executive Office; Jurisdiction of Organization. During the four months immediately preceding July 1, 2001 and on the Effective Date, Seller's chief executive office, is, and has been, located at 470 Von Karman Avenue, Suite 200, Newport Beach, CA 92660. On the Effective Date, Seller's jurisdiction of organization is Delaware. Seller shall provide Buyer with thirty days advance notice of any change in Seller's principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

     (18) Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

     (19) Adjusted Tangible Net Worth. On the Effective Date, Seller's Adjusted Tangible Net Worth is greater than $9 million; provided that, during the Increased Maximum Aggregate Purchase Price Period, Seller shall maintain an Adjusted Tangible Net Worth greater than $10.5 million.

     (20) ERISA. Each Plan to which Seller or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

     (21) Adverse Selection. Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer's interests.

     (22) Agreements. Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13(a)(5) hereof. Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would reasonably be expected to have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole. No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

     (23) Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit J hereto (the "Existing Indebtedness").

     (24) Agency Approvals. With respect to each Agency Security and to the extent necessary, Seller is an FHA Approved Mortgagee and a VA Approved Lender. Seller is also approved by Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Seller is in good standing, with no event having occurred or Seller having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security or the consummation of the Take-out Commitment, as the case may be, including, without limitation, a change in insurance coverage which would either make Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. Should Seller for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA
     be required, Seller shall so notify Buyer immediately in writing. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

          b. With respect to every Purchased Mortgage Loan, Seller represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

          c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement. Upon discovery by Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Seller to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Mortgage Loan (i) for which a breach of one or more of the representations and warranties referenced in Section 13(b) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer or (ii) which is determined by Buyer, in its good faith discretion, to be unacceptable for inclusion in a securitization.

          14.    Covenants

Seller covenants with Buyer that, during the term of this facility:

          a. Adjusted Tangible Net Worth. For each quarter commencing after December 31, 2000, Seller shall maintain an Adjusted Tangible Net Worth greater than $9 million.

          b. Indebtedness to Adjusted Tangible Net Worth Ratio. For each quarter commencing after December 31, 2000, Seller's ratio of Indebtedness to Adjusted Tangible Net Worth shall not exceed 10:1.

          c. Litigation. Seller will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $1,000,000, (iii) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect, or
(iv) requires filing with the Office of the Comptroller of the Currency in accordance its regulations.

          d. Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets;

provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

          e. Servicer; Asset Tape. Upon the occurrence of any of the following
(a) the occurrence and continuation of an Event of Default, (b) upon any Purchased Mortgage Loan becoming an Aged Loan, (c) the fifth Business Day of each month, or (d) upon the request of Buyer, Seller shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date. Seller shall not cause the Mortgage Loans to be serviced by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

          f. Insurance. Seller or any of Seller's Affiliates will continue to maintain, for Seller and its subsidiaries, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

          g. No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

          h. Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

          i. Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

          j. Records.

          (1) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in

     Custodian's possession unless Buyer otherwise approves. Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian's possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

          (2) For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

          (3) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

          k. Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

          l. Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

          m. Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

          n. Underwriting Guidelines. Without the prior written consent of Buyer, Seller shall not amend or otherwise modify the Underwriting Guidelines. Without limiting the foregoing, in the event that Seller or any Agency or Takeout Investor makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

          o. Distributions. If an Event of Default has occurred and is continuing, Seller shall not pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller.

          p. Applicable Law. Seller shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

          q. Existence. Seller shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

          r. Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 13(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13(a)(17) unless it shall have provided Buyer 30 days' prior written notice of such change.

          s. Taxes. Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

          t. Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise not prohibited under the Program Agreements,
(b) in the ordinary course of Seller's business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

          u. Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller's financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Seller do not exceed $2 million.

          v. Indebtedness. Seller shall not incur any additional material Indebtedness (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit J hereto and (ii) usual and customary accounts payable for a mortgage company) without the prior written consent of Buyer.

          w. Hedging. Seller has entered into Interest Rate Protection Agreements with respect to the Alt A Mortgage Loans, Jumbo Mortgage Loans and Conforming Mortgage Loans, having terms with respect to protection against fluctuations in interest rates acceptable to Buyer in its sole discretion.

          x. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer's diligence of Seller, taken as a whole, are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

          y. Agency Approvals; Servicing. Seller shall maintain its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing. Seller shall service all Purchased Mortgage Loans which are Committed Mortgage Loans in accordance with the applicable agency guide. Should Seller, for any reason, cease to possess all such applicable Agency Approvals, or should notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA be required, such Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of their applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

          z. Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment. With respect to any Agency Take-out Commitment, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer's wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, is identical to the Payee Number that has been identified by Buyer in writing as Buyer's Payee Number or Buyer has previously approved the related Payee Number in writing in its sole discretion; with respect to any Take-out Commitment with an Agency, the applicable agency documents list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer's sole discretion.

          aa. No Pledge. Seller shall not pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Buyer.

          bb. No Investment in Standard Pacific Corp. The Seller shall not (A) make or maintain any investments in the form of advances or notes receivable, or
(B) make or maintain any other investments outstanding, in either case, in Standard Pacific Corp. at any time (i) during the Increased Aggregate Maximum Purchase Price Period or (ii) following a downgrade of Standard Pacific Corp.'s corporate bond rating either below "BB" by S&P or below "Ba2" by Moody's.

          15.   Events of Default

          Each of the following shall constitute an "Event of Default" hereunder:

          a. Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing indebtedness of Seller to Buyer or to any affiliate of Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

          b. Cross Default. Any of Seller or any of Seller's Material Affiliates shall be in default under (i) any Indebtedness of Seller or any of Seller's Material Affiliates which has, in any one instance, or in the aggregate, an outstanding principal balance (or equivalent) in excess of $3,000,000, which default or defaults (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which Seller or any of Seller's Material Affiliates is a party which has, in any one instance, or in the aggregate, an outstanding principal balance (or equivalent) in excess of $3,000,000, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

          c. Assignment. Assignment or attempted assignment by Seller of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

          d. Insolvency. An Act of Insolvency shall have occurred with respect to Seller or any of Seller's Material Affiliates.

          e. Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of Seller or any of Seller's Material Affiliates shall occur, in each case as determined by Buyer in its sole good faith discretion, or any other condition shall exist which, in Buyer's sole good faith discretion, constitutes a material impairment of Seller's ability to perform its obligations under this Agreement or any other Program Agreement.

          f. Breach of Financial Representation or Covenant or Obligation. A breach by Seller of any of the representations, warranties or covenants or obligations set forth in Sections 13(a)(1), 13(a)(7), 13(a)(12), 13(a)(19),
13(a)(23), 14a, 14b, 14d, 14q, 14u, 14v or 14aa of this Agreement.

          g. Breach of Non-Financial Representation or Covenant. A breach by Seller of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15(f) above) breach is not cured within seven (7) Business Days (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value and the obligation to repurchase such Mortgage Loan unless (i) Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) Buyer, in its sole discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects
(A) the condition (financial or otherwise) of Seller or any of Seller's Material Affiliates, or (B) Buyer's determination to enter into this Agreement or Transactions with Seller, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder.

          h. Change of Control. The occurrence of a Change in Control.

          i. Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

          j. Judgment. A final judgment or judgments for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Seller or any of Seller's Material Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

          k. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or any of Seller's Material Affiliates, or shall have taken any action to displace the management of Seller or any of Seller's Material Affiliates or to curtail its authority in the conduct of the business of Seller or any of Seller's Material Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or any of Seller's Material Affiliates as an issuer, buyer or a seller/servicer of Loans or securities backed thereby, and such action provided for in this subparagraph (k) shall not have been discontinued or stayed within 30 days.

          l. Inability to Perform. An officer of Seller shall admit its inability to, or its intention not to, perform any of Seller's Obligations hereunder.

          m. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans purported to be covered hereby.

          n. Financial Statements. Seller's audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a "going concern" or a reference of similar import.

          An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

          16.   Remedies Upon Default

          In the event that an Event of Default shall have occurred and while it is continuing:

          a. Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller of the exercise of such option as promptly as practicable.

          b. If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller's obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph
(a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer's sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) unless Seller satisfies all of its Obligations hereunder, Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller's possession or control.

          c. Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller. To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt and Certification. Buyer shall be entitled to specific performance of all agreements of Seller contained in this Agreement.

          d. Buyer shall have the right to direct all servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans. Such disposition of Purchased Mortgage Loans may be, at Buyer's option, on either a servicing-released or a servicing-retained basis. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price.

          e. Upon the occurrence and during the continuation of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Mortgage Loans to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

          f. Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and

(iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.


          g. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer's rights hereunder. Interest on any sum payable by Seller under this Section 16(g) shall be at a rate equal to the Post-Default Rate.

          h. Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

          i. Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter while such Event of Default is continuing without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

          j. Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Mortgage Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm's length.

          k. Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller.

          17.    Reports

          a. Notices. Seller shall furnish to Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller hereunder which is given to Seller's lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by Seller or Servicer of any obligation under any Program Agreement or any material contract or agreement of Seller or Servicer or the occurrence of any event or circumstance that Seller reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

          (1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar quarter, the unaudited consolidated and consolidating balance sheets of Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated and consolidating financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments);

                (2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller, the consolidated and consolidating balance sheets of Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows for the Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall be acceptable to Buyer in its sole good faith discretion, shall have no "going concern" or scope of audit qualification and shall state that said consolidated and consolidating financial statements fairly present the consolidated financial condition and results of operations of Seller and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

                (3) such other prepared statements that Buyer may reasonably request;

                (4) if applicable, copies of any 10-Ks, 10-Qs, registration statements and other "corporate finance" SEC filings (other than 8-Ks) by Seller or an Affiliate, within 5 Business Days of their filing with the SEC;

                (5) from time to time such other information regarding the financial condition, operations, or business of the Seller as Buyer may reasonably request;

                (6) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

                (7) As soon as reasonably possible, notice of any of the following events:

                       (a) change in the insurance coverage required of Seller,
                Servicer or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

                       (b) any material dispute, litigation, investigation,
                proceeding or suspension between Seller or Servicer, on the one hand, and any Governmental Authority or any Person;

                       (c) any material change in accounting policies or
                financial reporting practices of Seller or Servicer;

                       (d) with respect to any Purchased Mortgage Loan,
                immediately upon receipt of notice or knowledge thereof, that the underlying Secured Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

                (e) any material issues raised upon examination of Seller or Seller's facilities by any Governmental Authority;

                (f) promptly upon receipt of notice or knowledge of (i) any default related to any Repurchase Asset, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans; and

                (g) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller or Servicer.

         b. Officer's Certificates.

         (1) Seller will furnish to Buyer, at the time the Seller furnishes each set of financial statements pursuant to Section 17(a)(1) or (2) above, a certificate of a Responsible Officer of Seller in the form of Exhibit D hereto.

         c. Mortgage Loan Reports. Seller will furnish to Buyer monthly electronic Mortgage Loan performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

         d. Asset Tape. Seller shall provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date.

         e. Other. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

         18. Repurchase Transactions

         Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans with a counterparty of Buyer's choice. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 or 6 hereof, or of Buyer's obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans, Buyer shall have the right to assign to Buyer's counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

             19.  Single Agreement

             Buyer and Seller acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respec t of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

             20.  Notices and Other Communications

             Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

             If to Seller:

                  Family Lending Services, Inc.
                  4701 Von Karman Avenue, Suite 200
                  Newport Beach, CA 92660
                  Attention:  Richard Ambrose
                  Phone Number: (949) 724-7805
                  Fax Number: (949) 724-7880

                  with a copy to:

                  Standard Pacific Corp.
                  15326 Alton Parkway
                  Irvine, CA 92618
                  Attention:  Clay Halvorsen
                  Phone Number:  (949) 789-1600
                  Fax Number: (949) 789-1609

                  If to Buyer:

                  For Transaction Requests and Purchase Confirmations:

                           Credit Suisse First Boston Mortgage Capital LLC 302 Carnegie Center, 2/nd/ Floor
                           Princeton, NJ 08540
                           Attention: Kelly Phinney
                           Phone Number: 609-627-5053
                           Fax Number:   609-627-5080

                  For all other Notices:

                           Credit Suisse First Boston Mortgage Capital LLC 302 Carnegie Center, 2/nd/ Floor
                           Princeton, NJ 08540
                           Attention:    Gary Timmerman
                                         Terry Farley

                  with a copy to:

                           Credit Suisse First Boston Mortgage Capital LLC Eleven Madison Avenue
                           New York, NY 10010
                           Attention: Legal Department

                  21.      Entire Agreement; Severability

                  This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

                  22.      Non assignability

The Program Agreements are not assignable by Seller. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee ("Assignment and Acceptance"), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) to another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

                  23.      Set-off

                  In addition to any rights and remedies of Buyer provided by law, Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any branch or agency thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

                  24.      Binding Effect; Governing Law; Jurisdiction

                  a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                  b. SELLER HEREBY WAIVES TRIAL BY JURY. SELLER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

                  25. No Waivers, Etc.

                  No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6(a), 16(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

             26.    Intent

             a. The parties recognize that each Transaction is a "repurchase agreement" as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Mortgage Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a "securities contract" as that term is defined in
Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

             b. It is understood that either party's right to liquidate Purchased Mortgage Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

             c. The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Transaction hereunder is a "qualified financial contract," as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

             d. It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation", respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

             27.    Disclosure Relating to Certain Federal Protections

             The parties acknowledge that they have been advised that:

             a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

             b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

             c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

             28.    Power of Attorney

             Seller hereby authorizes Buyer to file such financing statement or statements which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby relating to the Purchased Mortgage Loans, without Seller's signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller's agent and attorney-in-fact to protect, preserve and realize upon the Purchased Mortgage Loans, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer's consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28.

             29.    Buyer May Act Through Affiliates

                    Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

             30.    Indemnification; Obligations

             a. Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party's gross negligence or willful misconduct. Seller also agrees to reimburse each Indemnified Party for all reasonable out-of-pocket expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller's agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Seller also agrees not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.

THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

             b. Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by Seller other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 16 or for any other reason, Seller shall, upon demand by Buyer, pay to Buyer an amount sufficient to compensate Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

             c. Without limiting the provisions of Section 30(a) hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

             31.    Counterparts

             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

             32.    Confidentiality

             This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and Agent and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller's direct and indirect affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body.

             33.    Recording of Communications

             Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer and Seller consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties' agreement.

             34.    Facility Fee

             Seller shall pay to Buyer in immediately available funds a non-refundable fee due and owing upon closing and payable in arrears no later than the Price Differential Payment Date following the end of each calendar quarter, in the amount set forth in the fee schedule attached hereto as Annex II. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

             35.    Non-Utilization Fee

             No later than the Price Differential Payment Date following the end of each calendar month, Seller shall pay in immediately available funds to Buyer a non-refundable fee calculated in accordance with the formula set forth in the schedule attached hereto as Annex III. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer.

             36.    Periodic Due Diligence Review

             Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day's) prior notice unless an Event of Default shall have occurred and is continuing, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession or under the control of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Purchased Assets Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker's price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer's activities pursuant to this Section 36 ("Due Diligence Costs")

                            [Signature Page Follows]

Credit Suisse First Boston Mortgage Capital LLC


By:    /s/ Kari S. Roberts
       ----------------------------------------

Title: Vice President
       ----------------------------------------

Date:  October 5, 2001
       ----------------------------------------


Family Lending Services, Inc.


By:    /s/ Richard N. Ambrose
       ----------------------------------------

Title: President
       ----------------------------------------

Date:  October 5, 2001
       ----------------------------------------

                                 AMENDMENT NO. 1
                         TO MASTER REPURCHASE AGREEMENT

          Amendment No. 1, dated as of December 28, 2001, (this "Amendment"), between CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the "Buyer") and FAMILY LENDING SERVICES, INC. (the "Seller").

                                    RECITALS

          The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001 (the "Existing Repurchase Agreement"; as amended by this Amendment, the "Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

          The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.

          Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

          SECTION 1.  Definitions.

          (a) Section 2 of the Existing Repurchase Agreement is hereby temporarily amended by adding the following defined the, which amendment shall be effective solely during the Additional Increased Maximum Aggregate Purchase Price Period (as defined below):

          ""Additional Increased Maximum Aggregate Purchase Price Period" shall mean the period beginning on the date hereof through and including January 15, 2002."

          (b) Section 2 of the Existing Repurchase Agreement is hereby temporarily amended by deleting the definition of "Maximum Aggregate Purchase Price" in its entirety and replacing it with the following language, which amendment shall be effective solely during the Additional Increased Maximum Aggregate Purchase Price Period:

          ""Maximum Aggregate Purchase Price" means NINETY-EIGHT MILLION DOLLARS ($98,000,000)."

          SECTION 2. Conditions Precedent. This Amendment shall become effective as of the date hereof (the "Amendment Effective Date"), subject to the satisfaction of the following conditions precedent:

               2.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

               (a) this Amendment, executed and delivered by a duly authorized officer of the Buyer and Seller;

               (b) such other documents as the Buyer or counsel to the Buyer may reasonable request.

          SECTION 3 Representations and Warranties. The Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on their part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Repurchase Agreement.

          SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. The amendments set forth in this Amendment shall expire upon the expiration of the Additional Increased Maximum Aggregate Purchase Price Period at which time the definition of Maximum Aggregate Purchase Price shall revert to that set forth in the Existing Repurchase Agreement.

          SECTION 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:                                   CREDIT SUISSE FIRST BOSTON
                                         MORTGAGE CAPITAL LLC,
                                         as Buyer

                                         By: /s/ Jeffrey S. Detwile
                                             -----------------------------------
                                             Jeffrey S. Detwile:
                                             Managing Director


Seller:                                  FAMILY LENDING SERVICES, INC.
                                         as Seller

                                         By: /s/ Tam Truong
                                             -----------------------------------
                                             Tam Truong
                                             Vice President

                                                               EXECUTION VERSION


                                 AMENDMENT NO. 2
                         TO MASTER REPURCHASE AGREEMENT

          Amendment No. 2, dated as of March 1, 2002 (this "Amendment"), between CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the "Buyer") and FAMILY LENDING SERVICES, INC. (the "Seller").

                                    RECITALS

          The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001, as amended by Amendment No. 1. dated as of December 28, 2001, (the "Existing Master Repurchase Agreement"; as amended by this Amendment, the "Master Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Master Repurchase Agreement.

          The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

          Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

          SECTION 1. Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended as follows:

          (a) The definition of "Exception Mortgage Loan" is hereby amended by adding the following language at the end of the first sentence thereof:

          "; provided, however, that Seller shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan provided, that upon 30 days' notice to the Seller, Buyer may change such Exception Mortgage Loan fee."

          (b) The definition of "Market Value" is hereby amended by deleting subclause (xi) and replacing it with the following:

          "(xi) when the Purchase Price for such Purchased Mortgage Loan is added to other Purchased Mortgaged Loans, the aggregate Purchase Price of all Second Lien Mortgage Loans that are Purchased Mortgage Loans exceeds $6 million"

          SECTION 2. Program; Initiation. Section 3 of the Existing Master Repurchase Agreement is hereby amended by inserting the following language at the end of subclause (b):

          "In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller may either (i) give Buyer written or electronic authority to correct the computer data, reformat such Mortgage Loan Schedule or properly align the computer fields or (ii) correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein. In the event that Seller gives Buyer authority to correct the computer data, reformat the Mortgage Loan Schedule or properly align the computer fields, Seller shall pay $10 per change and any other direct expenses incurred by Buyer; provided, that upon 30 day's notice to the Seller, Buyer may change such computer correction fee. Seller shall hold Buyer harmless for such correction, reformatting or realigning, as applicable, except as otherwise expressly provided herein"

          SECTION 3. Covenants. Section 14 of the Existing Master Repurchase Agreement is hereby amended by:

          (a) Deleting subclause (a) and replacing it with the following:

          "Adjusted Tangible Net Worth. Seller shall maintain an Adjusted Tangible Net Worth greater than $6 million."

          (b) Deleting subclause (bb) in its entirety and adding the following subclause (bb):

          "(bb) Net Worth. Seller shall maintain a Net Worth greater than $9 million."

          SECTION 4. Exhibit M - Custodial and Bank Fee Schedule. Exhibit M to the Existing Master Repurchase Agreement is hereby amended by adding the following language thereto:

          "Bailee Violation Letter $5 per Mortgage Loan"

          SECTION 5. Ratification. In the event that any changes to a Mortgage Loan Schedule have been made in accordance with Section 2 hereof prior to the date of this Amendment, the terms hereof shall also govern such changes.

          SECTION 6. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

          SECTION 7. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

          IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:                                      CREDIT SUISSE FIRST BOSTON
                                            MORTGAGE CAPITAL LLC,
                                            as Buyer

                                            By: /s/ Jeffrey S. Detwile
                                                --------------------------------
                                                Jeffrey S. Detwile:
                                                Managing Director

Seller:                                     FAMILY LENDING SERVICES, INC.
                                            as Seller

                                            By: /s/ Richard N. Ambrose
                                                --------------------------------
                                                Richard N. Ambrose
                                                President

                                 AMENDMENT NO. 3
                         TO MASTER REPURCHASE AGREEMENT

          Amendment No. 3, dated as of October 4, 2002 (this "Amendment"), among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the "Buyer") and FAMILY LENDING SERVICES, INC. (the "Seller").

                                    RECITALS

          The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001, as amended by Amendment No. 1, dated as of December 28, 2001 and Amendment No. 2, dated as of March 1, 2002 (the "Existing Master Repurchase Agreement"; as amended by this Amendment, the "Master Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Master Repurchase Agreement.

          The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

          Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

          Section 1. Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended as follows:

          (a)  By inserting the following language at the beginning thereof:

          "All capitalized terms used herein but not defined shall have the meanings set forth in the Custodial Agreement."

          (b) The definition of "Adjusted Tangible Net Worth" is hereby amended by deleting it in its entirety and replacing it with the following:

          "Adjusted Tangible Net Worth" means, for any Person, Net Worth of such Person plus 1% of the outstanding servicing portfolio balance of such Person plus Subordinated Debt (provided that Subordinated Debt shall not be taken into account to the extent that it would cause Adjusted Tangible Net Worth to be comprised of greater than 25% Subordinated Debt), minus all intangible assets, including capitalized servicing rights, goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of the Seller on a consolidated basis as determined at a particular date in accordance with GAAP."

          (c) The definition of "Alt A Mortgage Loan" is hereby amended by deleting it in its entirety and replacing it with the following:

          "Alt A Mortgage Loan" means a Mortgage Loan originated in accordance with the criteria established in the Underwriting Guidelines submitted by Seller and approved by Buyer for Alt A Mortgage Loans, and which has a FICO score of at least 600.

          (d)  The definition of "Calmco" is hereby deleted in its entirety.

          (e) The definition of "Increased Maximum Aggregate Purchase Price Period" is hereby amended by deleting it in its entirety and replacing it with the following, which amendment shall be effective solely during the Increased Maximum Aggregate Purchase Price Period::

          "Increased Maximum Aggregate Purchase Price Period" means the period from and including November 1, 2002 up to but not including February 1, 2003.

          (f) The definition of "Maximum Aggregate Purchase Price" is hereby amended by deleting it in its entirety and replacing it with the following, which amendment shall be effective solely during the Increased Maximum Aggregate Purchase Price Period:

          "Maximum Aggregate Purchase Price" means the sum of (a) the Standard Aggregate Purchase Price plus (b) the Increased Aggregate Purchase Price. All funds made available by Buyer to Seller under this Agreement will first be attributed to the Standard Aggregate Purchase Price."

          (g) The definition of "Post Default Rate" is hereby amended by deleting it in its entirety and replacing it with the following:

          "Post Default Rate" means an annual rate of interest equal to the greater of (a) the Pricing Rate plus 3% or (b) the Mortgage Interest Rate.

          (h) The definition of "Purchase Price Percentage" is hereby amended by deleting it in its entirety and replacing it with the following, which amendment shall be effective solely during the Increased Maximum Aggregate Purchase Price Period::

          "Purchase Price Percentage" means

          (i) with respect to each Increased Purchase Price Mortgage Loan, 92%; and

          (ii) with respect to each Mortgage Loan (other than Increased Purchase Price Mortgage Loans), the following percentage, as applicable:

          (a) 98% with respect to Purchased Mortgage Loans that are Jumbo Mortgage Loans (other than Second Lien Mortgage Loans);

          (b) 98% with respect to Purchased Mortgage Loans that are Conforming Mortgage Loans (other than Second Lien Mortgage Loans);

          (c) 97% with respect to Purchased Mortgage Loans that are Alt A Mortgage Loans (other than Second Lien Mortgage Loans);

          (d) 95% with respect to Purchased Mortgage Loans that are Sub-Prime Mortgage Loans;

          (e) 95% with respect to Purchased Mortgage Loans that are Second Lien Mortgage Loans; or

          (f) with respect to Transactions the subject which are Exception Mortgage Loans, a percentage to be determined by Buyer in its sole discretion.

          (i) The definition of "Servicer" is hereby amended by deleting it in its entirety and replacing it with the following:

          "Servicer" means Seller or Fairbanks, or any other servicer approved by Buyer in its sole discretion.

          (j) The definition of "Termination Date" is hereby amended by deleting it in its entirety and replacing it with the following:

          "Termination Date" means the earlier of (a) April 4, 2003, or (b) the date of the occurrence of an Event of Default.

          (k) By inserting the following definitions in their proper alphabetical order:

          "BPO" means an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

          "E&O Insurance" means insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac.

          "Fairbanks" means Fairbanks Capital Corp., a corporation organized and existing under the laws of the State of Utah, or any successor thereto.

          "FICO" means Fair Isaac & Co., or any successor thereto.

          "Increased Aggregate Purchase Price" means THIRTY MILLION DOLLARS ($30,000,000).

          "Increased Purchase Price Mortgage Loan" means a Mortgage Loan which is purchased with the proceeds of the Increased Aggregate Purchase Price. Any Mortgage Loans subject to a Transaction will first be attributed to the Standard Aggregate Purchase Price prior to any Mortgage Loans being attributed to the Increased Aggregate Purchase Price. To the extent that funds are no longer available under the Standard Aggregate Purchase Price, any further

Mortgage Loans subject to a Transaction will be considered Increased Purchase Price Mortgage Loans. For purposes of this Agreement, Mortgage Loans will be allocated first to the Standard Aggregate Purchase Price based on the date on which such Mortgage Loan becomes subject to this Agreement, commencing from the earliest date to the most recent date.

          "Mortgage Loan Documents" means the documents in the related Mortgage File to be delivered to the Custodian.

          "Standard Aggregate Purchase Price" means SIXTY MILLION DOLLARS ($60,000,000).

          SECTION 2. Covenants. Section 14 of the Existing Master Repurchase Agreement is hereby amended by (i) deleting subclause (bb) in its entirety and
(ii) adding the following sentence to end of subclause (a):

          "Seller shall maintain a Net Worth of at least $10 million."

          SECTION 3. Remedies Upon Default.

          (a) Section 16(d) of the Existing Master Repurchase Agreement is hereby amended by adding the phrase "and liquidate all Repurchase Assets" at the end of the third sentence thereof.

          (b) Section 16(e) of the Existing Master Repurchase Agreement is hereby amended by adding the phrase "and Repurchase Assets" after the phrase "Purchased Mortgage Loans".

          (c) Section 16(j) of the Existing Master Repurchase Agreement is hereby amended by deleting the phrase "Purchased Mortgage Loans" in the second sentence thereof and replacing it with "Repurchase Assets".

          SECTION 4. Power of Attorney. Section 28 of the Existing Master Repurchase Agreement is hereby amended by replacing the phrase "Purchased Mortgage Loans" with "Repurchase Assets" in the first sentence thereof.

          SECTION 5. Authorizations. The Existing Master Repurchase Agreement is hereby amended by adding the following Section 36:

          "Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly for the Seller or the Buyer, as the case may be, under this Agreement."

          SECTION 6. Schedule 2: Authorized Representatives. The Existing Master Repurchase Agreement is hereby amended by adding Schedule 1 of this Amendment as
Schedule 2 to the Existing Master Repurchase Agreement.

          Section 7. Conditions Precedent. This Amendment shall become effective on October 4, 2002 (the "Amendment Effective Date"), subject to the satisfaction of the following conditions precedent:

          7.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

          (a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller;

          (b) evidence that the Seller has added the Buyer as loss payee under the Seller's E&O Insurance; and

          (c) such other documents as the Buyer or counsel to the Buyer may reasonably request.

          Section 8. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Master Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Existing Master Repurchase Agreement.

Section 9. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

          Section 10. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          Section 11. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:                                             CREDIT SUISSE FIRST BOSTON
                                                   MORTGAGE CAPITAL LLC,
                                                   as Buyer


                                                   By: /s/ Jeffrey S. Detwile
                                                       -------------------------
                                                       Jeffrey S. Detwile:
                                                       Managing Director

Seller:                                            FAMILY LENDING SERVICES, INC.
                                                   as Seller


                                                   By: /s/ Richard N. Ambrose
                                                       -------------------------
                                                       Richard N. Ambrose
                                                       President

                                  Schedule 1-1

                                 AMENDMENT NO. 4
                         TO MASTER REPURCHASE AGREEMENT

          Amendment No. 4, dated as of October 9, 2002 (this "Amendment"), among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the "Buyer") and FAMILY LENDING SERVICES, INC. (the "Seller").

                                    RECITALS

          The Buyer and the Seller are parties to that certain Master Repurchase Agreement, dated as of October 5, 2001, as amended by Amendment No. 1, dated as of December 28, 2001, Amendment No. 2, dated as of March 1, 2002 and Amendment No. 3, dated as of October 4, 2002 (the "Existing Master Repurchase Agreement"; as amended by this Amendment, the "Master Repurchase Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Master Repurchase Agreement.

          The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

          Accordingly, the Buyer and the Seller hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

          Section 1. Definitions. Section 2 of the Existing Master Repurchase Agreement is hereby amended by deleting the definition of "Increased Maximum Aggregate Purchase Price Period" in its entirety and replacing it with the following, which amendment shall be effective solely during the Increased Maximum Aggregate Purchase Price Period:

          "Increased Maximum Aggregate Purchase Price Period" means the period from and including October 9, 2002 up to but not including January 9, 2003.

          Section 2. Conditions Precedent. This Amendment shall become effective on October 9, 2002 (the "Amendment Effective Date"), subject to the satisfaction of the following conditions precedent:

          2.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

          (a) this Amendment, executed and delivered by duly authorized officers of the Buyer and the Seller; and

          (b) such other documents as the Buyer or counsel to the Buyer may reasonably request.

          Section 3. Representations and Warranties. Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Existing Master Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Existing Master Repurchase Agreement.

          Section 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

          Section 5. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

          Section 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Buyer:                                         CREDIT SUISSE FIRST BOSTON
                                               MORTGAGE CAPITAL LLC,
                                               as Buyer

                                               By:  /s/ Jeffrey S. Detwile
                                               ---------------------------------
                                                    Jeffrey S. Detwile:
                                                    Managing Director

Seller:                                        FAMILY LENDING SERVICES, INC.
                                               as Seller

                                               By:  /s/ Tam Truong
                                               ---------------------------------
                                                    Tam Truong
                                                    Vice President

                                   Annex 1-1